Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

December 5, 2007

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Elects J. Christopher Reyes

to Board of Directors, Authorizes Share Repurchases

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected J. Christopher Reyes (53) a director of the corporation, and has appointed him to serve on the board’s Benefit Plans and Investment Committee and the Planning and Business Development Committee. In a separate action, the board authorized management to repurchase up to 10 million shares of the company’s issued and outstanding common stock on the open market.

Reyes is co-chairman and one of the founders of Reyes Holdings, L.L.C., of Rosemont, Ill. Together with his brother, Jude, Reyes has led Reyes Holdings’ growth for three decades, building the privately held business into one of the leading providers of food and beverage distribution services in North, Central and South America.

Among other affiliations, Reyes is the chairman of Children’s Memorial Medical Center (Chicago, Ill.) and vice chair of the Chicago 2016 Olympic Committee. He is a director of The Allstate Corporation, Northwestern Memorial Healthcare and the Museum of Science and Industry. He is a member of the Mayo Clinic Chicago Leadership Council, the Northwestern University Medical Affairs Committee, and the boards of trustees of Lake Forest Academy and the University of Notre Dame.

Reyes’ election increases the number of directors on the company’s board to thirteen.

Share repurchases authorized today, which could represent up to 2.5 percent of the company’s 402.4 million outstanding shares, may be made at management’s discretion. The company has repurchased approximately 6.4 million shares since June 2006, significantly reducing its previous repurchase authority.

General Dynamics, headquartered in Falls Church, Va., employs approximately 83,000 people worldwide and anticipates 2007 revenues of more than $27 billion. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available online at www.generaldynamics.com.

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